News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837
Tupperware Brands Announces Long-Term Commitment to Remain Headquartered in Central Florida

Company enters into an 11-year sale-leaseback agreement for headquarters land in Kissimmee with O’Connor Capital Partners

ORLANDO, Fla., November 2, 2020 ― Today, Tupperware Brands (NYSE: TUP) announces its commitment to remain in the Orlando area by closing on a long-term sale-leaseback agreement with O’Connor Capital Partners for approximately 41-acres of land on which Tupperware Brands’ headquarters is located.

The transaction transferred approximately 108 acres and is the first of two transactions to finalize Tupperware’s sale of the company’s remaining land in Central Florida to O’Connor Capital Partners. The decision to sell the land supports the Company’s renewed turnaround strategy, which focuses on prioritizing capital for the stabilization of the core business and improving the efficiency of all operations. The final transaction, a sale of undeveloped land surrounding the headquarters property, is planned to take place before the end of the year.

“The decision to enter into a long-term leaseback agreement with the O’Connor Group demonstrates our continued commitment to the Central Florida area,” said Miguel Fernandez, CEO of Tupperware Brands. “Tupperware has always had a place and a voice in building the community in and around its headquarters and as we move forward in our turnaround, supporting the area that we call home will continue to remain a priority for us.”

Tupperware Brands has been headquartered in the Orlando-area since 1953 when inventor and founder Earl Tupper purchased over 1,300 acres of undeveloped land in what was at the time, a small farm community. Tupperware Brands, then known as Tupperware Home Parties, was the largest corporation in the area and played a foundational role in the development of surrounding land. Today, Tupperware remains the 8th largest publicly traded company in the Orlando area.
“We have been partners with Tupperware Brands in the development of many properties in the Kissimmee area since 2003. We are thrilled to continue our partnership and look forward to helping further develop this dynamic sub market” said Peter Bergner of O’Connor Capital Partners.

“We know the sale of this scale of land is monumental for the continued growth and development of Orange and Osceola counties and with our previous growth success in the area, we are excited to see what O’Connor Capital Partners has in store,” said Tom Roehlk, Vice President of Real Estate Development at Tupperware Brands.

Tupperware and O’Connor Capital Partners have previously developed land near Kissimmee, building out The Loop and The Crosslands, two successful premier retail shopping, dining and entertainment complexes covering more than 130-acres of land in northern Osceola County, as well as starting the process to build out the 37-acre transit-oriented development adjacent to the Tupperware SunRail station.

The development of Tupperware’s remaining acreage is expected to create a significant number of construction and job opportunities in the area south of downtown Orlando, and the land sale is also anticipated to lead to the completion of the SunRail station developments in Kissimmee.

About Tupperware Brands Corporation

Tupperware Brands Corporation (NYSE: TUP) is a leading global consumer products company that designs innovative, functional and environmentally responsible products that people love and trust. Founded in 1946, Tupperware’s signature container created the modern food storage category that revolutionized the way the world stores, serves and prepares food. Today, this iconic brand has more than 8,500 functional design and utility patents for solution-oriented kitchen and home products. With a purpose to nurture a better future, Tupperware products are an alternative to single-use items. The Company distributes its products into nearly 80 countries primarily through independent representatives around the world. For more information, visit Tupperwarebrands.com or follow Tupperware on Facebook, Instagram, LinkedIn and Twitter.

Media: Cameron Klaus, cameronklaus@tupperware.com, 407.371.9784
Investors: Jane Garrard, janegarrard@tupperware.com, 407.826.4475

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